 Exhibit 5.1

Ampa Tower 98 Yigal Alon Street Tel Aviv 6789141, Israel Tel +972 (3) 608-9999 Fax +972 (3) 608-9909	info@goldfarb.com www.goldfarb.com

November 14, 2018

ReWalk Robotics Ltd.

3 Hatnufa Street, Floor 6
Yokneam Ilit 2069203

Israel

Ladies and Gentlemen:

We have acted as special Israeli counsel to ReWalk Robotics Ltd., an Israeli company (the “Company”), in connection with the issuance and sale by the Company of units (each, a “Common Unit” and collectively, “Common Units”), each Common Unit consisting of (i) one ordinary share, par value NIS 0.01 per share (each, an “Ordinary Share” and collectively, the “Ordinary Shares”), of the Company (the “Firm Shares”), and (ii) one warrant to purchase one Ordinary Share (each, a “Firm Warrant” and collectively, the “Firm Warrants”). Certain purchasers will be offered the right to purchase pre-funded units (each, a “Pre-Funded Unit” and collectively, the “Pre-Funded Units”) in place of Common Units, with each Pre-Funded Unit consisting of (i) one pre-funded warrant to purchase one Ordinary Share (the “Pre-Funded Warrants”), and (ii) one Firm Warrant. The Company has also agreed to issue to H.C. Wainwright & Co., LLC, as representative (the “Representative”) of the several underwriters (the “Underwriters”), named in the underwriting agreement to be entered into between the Representative and the Company (together with all schedules, exhibits and ancillary documents and agreements thereto, the “Underwriting Agreement”), or to the Representative’s designees, warrants to purchase that number of Ordinary Shares equal to 6% of the aggregate number of Ordinary Shares and Pre-Funded Warrants purchased by the Underwriters (the “Underwriter Warrants”). In addition, the Company has granted the Underwriters an option to purchase additional Units (the “Option Units” and, together with the Common Units and the Pre-Funded Units, the “Units”). The Ordinary Shares underlying the Option Units are referred to as the “Option Shares” (together with the Firm Shares, the “Shares”) and the warrants underlying the Option Units are referred to as the “Option Warrants” (together with the Firm Warrants, the Pre-Funded Warrants and the Underwriter Warrants, the “Warrants”).

The Units, the Shares and the Warrants are being issued and sold pursuant to the Company’s registration statement on Form S-1 (File No. 333-227852) (the “Registration Statement”) initially filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on October 15, 2018, as subsequently amended. For purposes of this opinion, the terms “Units,” “Shares” and “Warrants” shall also include any additional Units, Shares and Warrants registered by the Company pursuant to Rule 462(b) under the Securities Act in connection with the Offering contemplated by the Registration Statement (a “462(b) Registration Statement”).

The Units are being sold to the Underwriters for resale to the public, and the Underwriter Warrants are being issued to the Representative or its designees, all pursuant to the Underwriting Agreement and as described in the Registration Statement. Each of the Pre-Funded Warrants, Firm Warrants and Underwriter Warrants will be issued substantially in the form thereof filed as Exhibits 4.6, 4.7 and 4.8, respectively, to the Registration Statement (the “Forms of Warrant”).  This opinion is being furnished in connection with the requirements of Items 601(b)(5) and (b)(23) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the prospectus that forms a part thereof, any prospectus filed pursuant to Rule 424(b) with respect thereto or any 462(b) Registration Statement, other than as expressly stated herein with respect to the issuance of the Shares and the due authorization of the Units and Warrants.

In connection herewith, we have examined and relied without investigation as to matters of fact upon the Registration Statement and exhibits thereto (including the Forms of Warrant and the form of Underwriting Agreement), and such certificates and statements of public officials and officers and representatives of the Company and originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, certificates and instruments as we have deemed necessary or appropriate to enable us to render the opinions expressed herein. We have assumed the genuineness of all signatures on all documents examined by us, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals, and the conformity with authentic original documents of all documents submitted to us as copies. We have also assumed that the Underwriting Agreement has been duly authorized, executed and delivered by all parties thereto (other than with respect to the Company).

Based upon the foregoing, in reliance thereon and subject to the assumptions, comments, qualifications, limitations and exceptions stated herein, we are of the opinion that (i) the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when paid for by the Underwriters pursuant to the Underwriting Agreement, will be validly issued, fully paid and non-assessable; (ii) the Units have been duly authorized by all necessary corporate action on the part of the Company; (iii) the Warrants have been duly authorized by all necessary corporate action on the part of the Company and, when paid for (or, in the case of the Underwriter Warrants, issued) pursuant to the Underwriting Agreement, will be validly issued; and (iv) the Ordinary Shares issuable upon exercise of the Warrants have been duly authorized by all necessary corporate action on the part of the Company and, when paid for pursuant to the Warrants, will be validly issued, fully paid and non-assessable.

We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Israel.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and any 462(b) Registration Statement, and the references to this firm in the sections entitled “Legal Matters” and “Enforceability of Civil Liabilities” in the Registration Statement, the prospectus that forms a part thereof or any prospectus filed pursuant to Rule 424(b) with respect thereto. This consent is not to be construed as an admission that we are a party whose consent is required to be filed as part of the Registration Statement or any Rule 462(b) Registration Statement under the provisions of the Securities Act.

Very truly yours,

/s/ Goldfarb Seligman & Co.
Goldfarb Seligman & Co.